Exhibit 10.35

FOIA CONFIDENTIAL TREATMENT REQUEST BY

BIODELIVERY SCIENCES INTERNATIONAL, INC.

IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential treatment are being requested are denoted with “***”

AMENDED AND RESTATED

CLINICAL DEVELOPMENT AND LICENSE AGREEMENT

THIS AMENDED AND RESTATED CLINICAL DEVELOPMENT AND LICENSE AGREEMENT dated as of November 2, 2016 (the “Effective Date”), among CDC V, LLC (“CDC”), a limited liability company organized under the laws of the State of Delaware, having a business address at 47 Hulfish Street, Suite 310, Princeton, NJ 08542, BioDelivery Sciences International, Inc. (“BioDelivery”), a corporation organized under the laws of the State of Delaware, having a business address at 4131 Parklake Avenue, Suite 225, Raleigh, North Carolina 27612, Arius Pharmaceuticals, Inc., a Delaware corporation and wholly-owned subsidiary of BioDelivery (“Subsidiary”), Arius Two, Inc., a Delaware corporation and wholly-owned subsidiary of BioDelivery (“Arius Two”; together with BioDelivery and Subsidiary, the “Company”), NB Athyrium LLC (“Athyrium”). CDC and Company are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

WHEREAS, Company and CDC are currently party to that certain Clinical Development and License Agreement, dated July 14, 2005 (the “Original Effective Date”), as amended (such agreement, without taking into account the Amendments (as defined below) or the CDC Consents (as defined below), the “Original Agreement”), and wish to amend and restate the Original Agreement to reflect the Amendments.

WHEREAS, CDC assigned certain rights to Athyrium under the Original Agreement, as amended.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 0

AMENDMENT AND RESTATEMENT

The Parties hereby agree that, effective as of the Effective Date, the Original Agreement, as amended by the Amendments, is hereby amended and restated to reflect the terms and conditions set forth in this Agreement, which Agreement is still subject to the terms and conditions of the CDC Consents.

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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ARTICLE 1

DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1    “Act” means both the United States Food, Drug and Cosmetic Act, as amended, and the regulations promulgated under the foregoing.

1.2    Intentionally deleted.

1.3    “Adverse Drug Experience” means any of: an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. § 312.32 or 21 C.F.R. § 314.80.

1.4    “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.5    “Approval” means the approval by the relevant Governmental Authority required for the initial launch, marketing and sale of the Product.

1.6    Intentionally deleted.

1.7    Intentionally deleted.

1.8    Intentionally deleted.

1.9    “BEMA Technology” means the Company Know-How and Company Patent Rights licensed to Subsidiary pursuant to the Arius Two License (NA) or Arius Two License (ROW) (or, in the event of any termination of the Arius Two License (NA) or Arius Two License (ROW) permitted by Section 8.2.16, such Know-How and Patent Rights that would have been licensed to Subsidiary thereunder in the absence of such termination).

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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1.10    “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized by Law to remain closed.

1.11    Intentionally deleted.

1.12    “CDC Indemnified Parties” has the meaning set forth in Section 9.1.

1.13    “cGMP” means the current Good Manufacturing Practices regulations promulgated by the FDA under the Act as of the time of manufacture of the applicable Products, all as amended from time to time and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.14    “Change of Control” shall mean a (a) change in ownership or control of a Party effected through any of the following transactions: (i) a merger, consolidation or other reorganization, unless securities representing more than *** (***%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction, (ii) any transfer or other disposition of all or substantially all of such Party’s assets, (iii) the acquisition, directly or indirectly by any person or related group of persons (other than such Party or a person that directly or indirectly controls, is controlled by, or is under common control with, such Party), of beneficial ownership of securities possessing more than *** (***%) of the total combined voting power of such Party’s outstanding securities or (b) a change in the power to direct or cause the direction of the management and policies of a Party, directly or indirectly, whether through ownership of voting securities or by contract or otherwise.

1.15    “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands, including any losses incurred by a Party as a direct result of any such matters.

1.16    “Commercially Reasonable Efforts” means, with respect to a Party, the efforts which would be used by that Party consistent with its normal business practices, which in no event shall be less than the level of efforts and resources expended by comparable small cap biotechnology companies with respect to a product or potential product at a similar stage in its development or product life, taking into account product labeling, market potential, medical and clinical considerations, the regulatory environment, financing environment, patent and other proprietary position and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due.

1.17    Intentionally deleted.

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
***CONFIDENTIAL TREATMENT REQUESTED*** Note: The portions hereof for which confidential treatment are being requested are denoted with “***”

1.18    Intentionally deleted.

1.19    “Company Agreements” has the meaning set forth in Section 8.2.16.

1.20    “Company Intellectual Property” means Company Know-How and Company Patent Rights, collectively.

1.21    “Company Know-How” means any Know-How with respect to the Product that either (a) is Controlled by Company on the Effective Date, or (b) comes within Company’s Control during the term of this Agreement, including, without limitation, the BEMA Technology.

1.22    “Company Patent Rights” means the Patent Rights Controlled by the Company to the extent that they cover Company Know-How, Compound or Product, including without limitation the Patent Rights set forth in Schedule 1.22.

1.23    “Competing Product” means any transmucosal formulation of fentanyl, other than a Product, which has obtained Approval in an indication for the treatment of break through cancer pain management; provided, however, that a Competing Product shall not include a generic formulation of ACTIQ®, sugar-free ACTIQ®, or OraVescent®.

1.24    “Compound” means fentanyl including without limitation metabolites or prodrugs thereof, and any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing.

1.25    “Confidential Information” has the meaning set forth in Section 7.2.

1.26    “Control” means, when used in reference to intellectual property, the possession of the ability to grant a license or sublicense as provided for herein without (i) requiring the consent of a third party or (ii) violating the terms of any agreement or other arrangement with any third party.

1.27    “Debarred Entity” has the meaning set forth in Section 8.2.14.

1.28    Intentionally deleted.

1.29    Intentionally deleted.

1.30    Intentionally deleted.

1.31    “Development Program” means the clinical program and studies and associated support activities (including, without limitation, all specific protocol changes and other details of the clinical programs, studies and support activities) conducted by or on behalf of Company to obtain initial Approval of a Product from the FDA.

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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1.32    Intentionally deleted.

1.33    Intentionally deleted.

1.34    “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.35    “First Tier Royalty” has the meaning set forth in Section 6.6.1(i).

1.36    Intentionally deleted.

1.37    “GAAP” means US generally accepted accounting principles.

1.38    “GCP” means the scientifically recognized Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.39    “Governmental Authority” means any court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country, (b) any foreign, federal, state, county, city or other political subdivision thereof or (c) any supranational body.

1.40    “Know-How” means any information and materials, whether proprietary or not and whether patentable or not, including without limitation ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data (including all pre-clinical and clinical data), inventions, discoveries, works of authorship, compounds and biological materials.

1.41    “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.42    “Litigation Conditions” has the meaning set forth in Section 9.2.2.

1.43    Intentionally deleted.

1.44    Intentionally deleted.

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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1.45    “NDA” means a New Drug Application with respect to a Product filed with and accepted by the FDA including any supplements or amendments thereto.

1.46    “Net Sales” means the gross amounts billed or invoiced by Company and its Affiliates, sublicensees and distributors, and each of their successors and assigns, for sales of the Products (including New Combination Products) throughout the world, less the following deductions to the extent included in the gross invoiced sales price: bona fide discounts (including but not limited to cash discounts, trade discounts, quantity discounts, and prompt payment discounts), credits, rebates, refunds, allowances, cost of free goods, adjustments, rejections, recalls and returns, including rebates, refunds, allowances, or credits granted with respect thereto, and charge-back payments granted to managed health care organizations or to Governmental Authorities, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to wholesalers and chain and pharmacy buying groups, provided that such items relate to the Product and only the portion of such items related to the Product shall be deducted; and taxes, tariffs and similar obligations, duties or other governmental charges (other than income or corporation taxes) levied on, absorbed or otherwise imposed on sales of the Product.

If any such sales to third parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, subject to deductions set forth in subparagraphs (a) and (b) above. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in such country. Notwithstanding the foregoing, amounts received by Company or its Affiliates, sublicensees or distributors for the sale of Products among Company and its Affiliates, sublicensees or distributors for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

Net Sales of a Combination Product (as defined below), other than a New Combination Product, shall be calculated as if the invoiced sales price for a Product included within the Combination Product is (i) the average sales price at which Company, its Affiliate, or a sublicensee or distributor thereof sells, in the calendar quarter of the applicable sale, the Product alone and not as a part of the Combination Product in the applicable country or, if the Product is not offered in a country except as part of the Combination Product, the average sales price at which the Product is sold alone across all countries in which such Product is sold, or (ii) to the extent the applicable Product has not been sold other than in a Combination Product, the amount reasonably specified between Company or its Affiliate, sublicensee, or distributor and any other

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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party to an agreement regarding that Combination Product as the portion of the sales price attributable to the Product. In the event that Company includes a Product as part of a single bundled sale of separate products with separately stated prices, the Net Sales attributable to such Product shall be the higher of (i) the separately stated price stated for such Product sold in such bundled sale or (ii) the average price at which such Product is sold in the applicable country in a non-bundled sale or, if not sold in the applicable country in a non-bundled sale, the average price at which such Product is sold in a non-bundled sale across all countries in which such Product is sold. For purposes of this paragraph, “Combination Product” means a Product (other than a New Combination Product) that is sold together with any other products and/or services at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for the Product).

1.47    Intentionally deleted.

1.48    “Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.49    Intentionally deleted.

1.50    “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.51    Intentionally deleted.

1.52    Intentionally deleted.

1.53    “Product” means any product that contains the Compound either alone or in combination with one or more other substances. Product shall be deemed to include any “New Combination Product”, except (i) Net Sales of “New Combination Products” shall not be included in the calculation of First Tier Royalties and Second Tier Royalties under Section 6.6.1, but instead shall be included in the calculation of royalties owing under Section 6.6.2, (ii) the Development Program shall not be deemed to include any activities concerning the New Combination Product, (iii) for purposes of Sections 3.4, 3.5, 4.4, 4.5, 4.6.1, and 6.2, (iv) NDAs and Approvals relating to any New Combination Product for territories outside the United States may, Section 4.1.2 notwithstanding, be held in the name of any licensee or sublicensee of the Company, and (v) as otherwise provided for in the definition of “Net Sales” for purposes of calculating royalties for Combination Products, provided that the Company shall periodically,

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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and at least quarterly, provide CDC with summary reports regarding activities undertaken by or on behalf of Company with respect to the development of any New Combination Product (including studies/trials undertaken by the Company, the outcome and progress of such studies, and major outcomes and findings), so as to keep CDC fully advised of Company’s material development activities with respect to New Combination Products.

1.54    “Program Data” means data, information, reports, results and other work product collected, generated, prepared or derived during the course of, or as a result of, the Development Program, and shall be deemed to include, in addition to the foregoing, all data, information, reports, results and other work product resulting from any clinical program and studies and associated support activities (including, without limitation, all specific protocol changes and other details of the clinical programs, studies and support activities) conducted by or on behalf of Company to obtain and/or maintain Approval, including, without limitation, Approval from the FDA, with respect to any Product (including but not limited to any New Combination Product).

1.55    Intentionally deleted.

1.56    “Qualified Collaboration Partner” means a company which (i) has its own or controls a marketing and sales organization for pharmaceutical products or devices and (ii) has annual revenues from sales of pharmaceutical products similar to or related in any manner to the Product in the United States of at least *** in the calendar year immediately preceding the year in which the transaction or event necessitating the determination is consummated.

1.57    “Second Tier Royalty” has the meaning set forth in Section 6.6.1(ii).

1.58    “Shortfall Amount” has the meaning set forth in Section 6.6.3.

1.59    “Third Party Claim” has the meaning set forth in Section 9.2.1.

1.60    Intentionally deleted.

1.61     Intentionally deleted.

1.62     Intentionally deleted.

1.63     Intentionally deleted.

1.64     “Losses” means any and all debts, liabilities, obligations, damages (excluding all incidental and consequential damages relating to claims between the parties hereto, but including such claims to the extent suffered by third parties), fines, penalties, taxes, liens, deficiencies, losses, lost profits, defaults, awards, settlement amounts, assessments, fines, dues, costs and other expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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1.65    “Arius Two License (ROW)” means that certain BEMA License Agreement between Arius Two and Subsidiary, dated August 2, 2006, as amended.

1.66    Intentionally deleted.

1.67    Intentionally deleted.

1.68    “Arius Two License (NA)” means that certain License Agreement between Arius Two and Subsidiary, dated September 5, 2007, as amended.

1.69    “Generic Product” means a pharmaceutical product that (i) is not sold by BDSI, its Affiliates, or, under a license from BDSI, its sublicensees or is not otherwise authorized by BDSI to be sold by any such entity, (ii) contains fentanyl and is administered in a transmucosal formulation; and (iii) has obtained Approval under 21 U.S.C. 505(j) (or any successor legislation or similar legislation for approval of a generic product).

1.70    “New Combination Product” means a pharmaceutical product that (i) contains *** as the sole active ingredients, and (ii) is administered in a transmucosal formulation utilizing the BEMA Technology.

1.71    “Onsolis” means the pharmaceutical product known as fentanyl buccal soluble film, having an NDA# 22 266.

1.72    “Amendments” means (i) those amendments of the Original Agreement not constituting CDC Consents and (ii) the CDC Consent-Based Amendments.

1.73    “Athyrium” has the meaning set forth in the preamble.

1.74    “BEMA” means the Company’s bioerodible, mucoadhesive multi-layer polymer film.

1.75    “CDC Consents” means the consents, waivers, and similar executed documents listed on Schedule 1.75, provided that the CDC Consent-Based Amendments shall not be considered CDC Consents (or any portion thereof) for purposes of this Agreement.

1.76    “CDC Consent-Based Amendments” means the following:

a.    Section 4.1 of that certain BEMA Acquisition Consent, Amendment, and Waiver, dated August 2, 2006, between BioDelivery, Subsidiary, Arius Two, and CDC;

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b.    Section 3 of that certain letter agreement, dated August 2, 2006, between CDC, BioDelivery, Subsidiary, and Arius Two;

c.    Section 6 of that certain Sublicensing Consent and Amendment, dated August 2, 2006, between BioDelivery, Subsidiary, and CDC;

d.    Section 4 of that certain BEMA Acquisition Consent, Amendment, and Waiver, dated September 5, 2007, between BioDelivery, Subsidiary, Arius Two, and CDC;

e.    Section 3 of that certain letter agreement, dated September 5, 2007, between CDC, BioDelivery, Subsidiary, and Arius Two;

f.    Section 3.d.i. of that certain Sublicensing Consent and Amendment, dated September 5, 2007, between BioDelivery, Subsidiary, CDC, and Meda; and

g.    Section 3.c. of that certain Sublicensing Consent and Amendment between BioDelivery, Subsidiary, Athyrium, and CDC dated May 11, 2016.

1.77    “Investors” means CDC and Athyrium (each, an “Investor”).

1.78    “QLT Agreements” mean that certain Intellectual Property Assignment Agreement, dated as of August 2, 2006, between Arius Two and QLT USA, Inc. (“QLT”), as amended, that certain Intellectual Property Assignment Agreement, dated as of September 5, 2007, between Arius Two and QLT, as amended, and those other documents and agreements contemplated by or executed in conjunction with the foregoing, including but not limited to certain security agreements concerning certain Company Intellectual Property.

1.79    “QLT Security Interests” means those security interests granted by BDSI or its Affiliates pursuant to the QLT Agreements in and to any of the Company Intellectual Property.

ARTICLE 2

INTENTIONALLY DELETED

2.1    Intentionally deleted.

2.2    Intentionally deleted.

2.3    Intentionally deleted.

2.3.1    Intentionally deleted.

FOIA CONFIDENTIAL TREATMENT REQUEST BY BIODELIVERY SCIENCES INTERNATIONAL, INC. IRS EMPLOYER IDENTIFICATION NUMBER 35-2089858
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2.3.2    Intentionally deleted.

2.3.3    Intentionally deleted.

2.3.4    Intentionally deleted.

2.3.5    Intentionally deleted.

2.3.6    Intentionally deleted.

2.4    Intentionally deleted.

2.5    Intentionally deleted.

ARTICLE 3

INTELLECTUAL PROPERTY; QUALIFIED COLLABORATION PARTNERS

3.1    Intentionally deleted.

3.2    Intentionally deleted.

3.3    Intentionally deleted.

3.4    Intellectual Property. Company shall prepare, file, prosecute and maintain Patent Rights to cover Company inventions and Company Intellectual Property where such Patent Rights, Company inventions and Company Intellectual Property are owned by Company. Where such Patent Rights, Company inventions and Company Intellectual Property are not owned by Company, Company shall enforce its intellectual property rights in accordance with the terms of the instrument or agreement granting Company such rights. Company shall keep CDC informed of the status of each such Patent Right. Company shall give reasonable consideration to any suggestions or recommendations of CDC concerning the preparation, filing, prosecution and maintenance of any Company inventions. At the request of CDC, Company shall provide CDC with copies of the file histories of all Company Patent Rights and shall update such file histories promptly upon receipt of any additional communications from any patent offices and patent counsel or agents pertaining thereto. Company shall also provide CDC with copies of any material communications from any patent offices and patent counsel or agents pertaining to any Company Patent Rights. Company, at CDC’s request, shall file patent claims related to the Products or Compound proposed by CDC. The Parties shall cooperate reasonably in the prosecution of all Patent Rights under this Section 3.4 and shall share all material information relating thereto promptly after receipt of such information. If, during the term of this Agreement, Company intends to allow any Company Patent Rights owned by Company to expire or intends

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to otherwise abandon any Company Patent Rights owned by Company, Company shall notify CDC of such intention at least sixty (60) days prior to the date upon which such Company Patent Rights shall expire or be abandoned, and CDC shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof.

3.5    Collaboration with Qualified Collaboration Partner. Company shall have the right to enter into a partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner with respect to the development of the Product hereunder, provided, however, that (i) prior to a Change of Control of either BioDelivery, Subsidiary, or Arius Two, such Qualified Collaboration Partner shall be subject to the prior written approval of CDC which approval shall not be unreasonably withheld and (ii) from and after a Change of Control of either BioDelivery, Subsidiary, or Arius Two, such Qualified Collaboration Partner shall be subject to the prior written approval of CDC in its sole discretion. Prior to engaging in any potential discussions with any such Qualified Collaboration Partners, Company shall consult in good faith with CDC regarding such Qualified Collaboration Partners, including, without limitation, discussions regarding alternative Qualified Collaboration Partners. In addition, once such Qualified Collaboration Partner has been selected and throughout the process of negotiation of any potential transaction with such Qualified Collaboration Partner, Company shall consult in good faith with CDC regarding the terms and documentation with respect to the potential transactions with such Qualified Collaboration Partners and shall consider in good faith CDC’s comments to such terms and documentation. In addition, Company shall provide complete and un-redacted executed copies of any agreements or other understandings entered into with such Collaboration Partner promptly following the execution thereof. Notwithstanding the foregoing, as a condition to entering into such partnership, collaboration, licensing agreement or other arrangement with a Qualified Collaboration Partner, the Qualified Collaboration Partner shall expressly acknowledge to CDC than any such agreement shall be subject to the rights of CDC hereunder. In addition to the foregoing, CDC shall have access to all information and documentation that is generated or otherwise resides with the Collaboration Partner to the same extent Company would have access to such information or documentation under any such agreement.

ARTICLE 4

REGULATORY MATTERS; REPORTING AND INFORMATION SHARING

4.1    Regulatory Matters.

4.1.1    Executionary Lead. Company shall, as between the Parties, be responsible for ensuring compliance with all applicable Laws and regulatory requirements relating to the Product including, without limitation, (a) filing all NDAs and applications for Approvals and supporting documentation; (b) conducting clinical trials in accordance with GCP standards; (c)

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serving as the designated regulatory official for purposes of receiving communications from the FDA and other Governmental Authorities and responding thereto; (d) reporting any Adverse Drug Experiences to the appropriate Government Authority and (e) advertising, labeling, supplying and handling of the Product in accordance with all cGMP requirements and GCP standards.

4.1.2    Ownership. All NDAs and Approvals relating to the Products shall be the property of Company and held in the name of Company, its designated Affiliates, a Qualified Collaboration Partner, or other sublicensee of the Company permitted under this Agreement.

4.2    Intentionally deleted.

4.3    Intentionally deleted.

4.4    Inspections. Company shall promptly, but in no event more than two (2) Business Days after receipt of any inspections, proposed regulatory actions, investigations or requests by any Governmental Authority with respect to the Products, as well as any corrective actions initiated by Company with respect thereto, notify CDC in detail with respect thereto and will provide CDC with copies of all material related documentation. The Parties shall cooperate to provide Governmental Authorities with access to, and copies of, any Program Data requested by such Governmental Authority.

4.5    Government Communications.

4.5.1    Intentionally deleted.

4.5.2    Company shall provide CDC with notice, in a sufficiently timely basis (but in all cases not less than three (3) Business Days after notice thereof), of notification or other information which it receives (directly or indirectly) from, any Governmental Authority (and providing, as soon as reasonably possible (but in all cases not less than three (3) Business Days after receipt thereof), copies of any associated written requests) or from other persons that (i) may reflect or indicate any concerns regarding the safety or efficacy of a Product, (ii) indicates or suggests a Claim of a third party arising in connection with a Product, or (iii) may lead to a recall or market withdrawal of a Product. Information that shall be disclosed pursuant to this Section 4.5.2 shall include, but not be limited to:

(a)    Inspections by a Governmental Authority of manufacturing, distribution or other related facilities concerning a Product;

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(b)    Inquiries by a Governmental Authority concerning clinical investigation activities (including without limitation inquiries regarding investigators, clinical monitoring organizations and other related parties) with respect to a Product;

(c)    Any communication from a Governmental Authority involving the manufacture, sale, promotion or distribution of a Product, or any other Governmental Authority reviews or inquiries relating to a any event set forth in this Section 4.5.2;

(d)    An initiation of any Governmental Authority investigation, detention, seizure or injunction concerning a Product;

(e)    Any other regulatory action (e.g., proposed labeling or other registrational dossier changes and recalls) which would affect a Product in any country; and

(f)    Any communication from a potential plaintiff or counsel thereof related to a potential Claim in connection with the Product.

4.6    Reporting and Information Sharing.

4.6.1    Inquiries, Adverse Events. Company (or its applicable Affiliate, licensees, or sublicensee) shall submit reports of all Adverse Drug Experiences associated with the use of the approved Product(s) and other required safety information (e.g., PSUR’s and annual safety reports) to the FDA and other Governmental Authorities, in accordance with applicable Law.

4.6.2    Recalls and Withdrawals. Company shall immediately notify CDC of any decision to initiate a recall or withdrawal of Product. Any and all costs and expenses of in connection with such recall, market withdrawal or other corrective action shall be borne by Company.

ARTICLE 5

OWNERSHIP AND LICENSE

5.1    Program Data. Company shall timely communicate in full detail and disclose all Program Data; provided, however, that any such disclosure shall be conducted in a manner and shall be to the extent permitted under applicable Laws in order to protect the privacy of study subjects and confidentiality of study subject data and information. All Program Data shall be the sole and exclusive property of CDC with full right, title, and interest thereto, and shall be treated as the Confidential Information of CDC and in furtherance of the foregoing, Company hereby assigns and transfers to CDC all of its right, title and interest in and to such Program Data.

5.2    Intentionally deleted.

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5.3    Grant of License by CDC.

5.3.1    Intentionally deleted.

5.3.2    License to Program Data After Product Approval. CDC hereby grants to Company a worldwide, exclusive right and license, with the right to sublicense, to use the Program Data to make, have made, use, have used, import, export, offer to sell, sell and have sold Product.

5.3.3    Intentionally deleted.

5.3.4    Sublicenses. In the event Company grants a sublicense of its rights in accordance with the terms of this Agreement, each and every such sublicense shall be subject in all respects to the same terms, conditions and provisions contained in this Agreement, and Company shall be responsible for ensuring that any sub-licensee complies with such terms and conditions.

ARTICLE 6

COMMERCIALIZATION AND FINANCIAL PROVISIONS

6.1    Commercialization Efforts. Company shall use Commercially Reasonable Efforts to market, distribute, sell and otherwise commercialize the Product. CDC agrees that the efforts of Company’s Affiliates, licensees, sublicensees, and any contractors of any of the foregoing shall be deemed the efforts of the Company for purposes of the foregoing.

6.2    Marketing Plan Company shall be responsible for developing an annual marketing plan for each Product. Each marketing plan developed by Company shall be prepared in good faith in accordance with Company’s standard practices with the overall objective of achieving the maximum commercial potential of such Product.

6.2.1    Intentionally deleted.

6.2.2    Intentionally deleted.

6.2.3    Updates. Company shall provide CDC with quarterly written reports of Company’s commercialization efforts and activities for such quarter and a description of its plans for future commercialization efforts and activities. In addition, Company shall provide such other information, financial or otherwise, CDC may reasonably request relating to the manufacture, marketing, sale or distribution of the Product. After receipt of such reports, CDC shall be entitled to request a meeting with Company to discuss such reports and the Parties shall meet on dates, at times and in locations as agreed upon by the Parties.

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6.3    Intentionally deleted.

6.4    Intentionally deleted.

6.4.1    Intentionally deleted.

6.4.2    Intentionally deleted.

6.4.3    Intentionally deleted.

6.4.4    Intentionally deleted.

6.4.5    Intentionally deleted.

6.4.6    Intentionally deleted.

6.5    Intentionally deleted.

6.6    Royalties.

6.6.1    Royalty on Net Sales. Commencing in the calendar year in which the Product is sold, Company will pay to CDC, on a quarterly basis, a royalty on worldwide annual Net Sales of Products as follows:

(i)    a *** royalty (the “First Tier Royalty”) on the first *** of worldwide Net Sales of Products in a particular calendar year.

(ii)    a *** royalty (the “Second Tier Royalty”) on the worldwide Net Sales of Products in a particular calendar year exceeding the first *** of worldwide annual Net Sales of Products in a particular calendar year.

Notwithstanding anything to the contrary, no royalties shall be due under this Section 6.6.1 on Net Sales of New Combination Products.

6.6.2    Royalties on Net Sales of New Combination Product. Commencing in the calendar year in which any New Combination Product is sold, Company will pay to CDC, on a quarterly basis, a royalty on worldwide annual Net Sales of New Combination Products as follows:

(i)    a *** royalty (the “First Tier Royalty for New Combination Products”) on the first *** of worldwide Net Sales of New Combination Products in a particular calendar year.

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(ii)    a *** royalty (the “Second Tier Royalty for New Combination Products”) on the worldwide Net Sales of New Combination Products in a particular calendar year exceeding the first *** of worldwide Net Sales of New Combination Products in a particular calendar year

6.6.3    Minimum Royalty. Notwithstanding Sections 6.6.1 and 6.6.2, the royalty payments made by Company to CDC pursuant to Sections 6.6.1 and 6.6.2 (if any) in any given calendar quarter shall not be less than *** ($***) and in the event that the aggregate royalty payments in any give calendar quarter as calculated pursuant to Sections 6.6.1 and 6.6.2 are less than *** ($***), Company shall pay to CDC an amount equal to the difference between *** ($***) and the aggregate royalty payments previously paid to CDC for such calendar quarter (the “Shortfall Amount”), which Shortfall Amount payment shall be made to CDC at the time the royalty payment for such calendar quarter is paid to CDC pursuant to the terms of Section 6.6.6.

6.6.4    Launch of Combination Product. If a “New Combination Product” receives Approval in a particular country for an indication that is the same or substantially similar as an indication for which Onsolis has received (regardless of whether the Approval for Onsolis has subsequently been withdrawn) Approval in such country (such New Combination Product, a “Second Generation Combination Product”), then, notwithstanding anything to the contrary contained herein, from (and including) the calendar quarter following Approval of such New Combination Product for such indication in such country until the later of (i) the earlier of (a) expiration of the last applicable BEMA Technology Patent Right covering Onsolis in such country or (b) *** or (ii) the first day of the calendar quarter following the calendar quarter during which Generic Products have prescriptions filled for them in such country that exceed the number of prescriptions filled for Onsolis in such country, royalties on Net Sales of such Second Generation Combination Product in such country shall, for every calendar quarter of such period during which Approvals for such indication for both Onsolis and such Second Generation Combination Product are in effect in such country, be calculated in accordance with Section 6.6.1 and not 6.6.2; provided, however, that Net Sales in such country shall be determined as if such Second Generation Combination Product was a single Product and not a Combination Product.

6.6.5    Intentionally deleted.

6.6.6    Timing of Payments. All amounts due CDC pursuant to this Section 6.6. shall be payable quarterly in arrears and such payments shall be made by Company to CDC within *** after March 31, June 30, September 30 and December 31 of each year. Each quarterly payment shall be accompanied by a written statement of royalties as described in Section 6.6.7.

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6.6.7    Written Statement. Along with each remittance of payments pursuant to Section 6.6.2 to CDC, Company shall include a report covering: (i) the gross sales of all Products sold by Company, its Affiliates and sublicensees, (ii) the Net Sales of all Products sold by Company, its Affiliates and its sublicensees, during the calendar quarter and the detailed calculation of the reconciliation between gross sales and Net Sales showing those items allowed to be deducted from gross sales pursuant to the definition of Net Sales; (iii) the royalties payable in US Dollars with respect to Net Sales; and (iv) the exchange rates used in determining the amount of Dollars. If no sales of Products or have been made during any reporting period, Company will provide a statement to this effect to CDC.

6.6.8    Royalty Term. On a country-by-country and Product-by-Product basis, the royalty obligation of the Company under this Agreement shall expire on the later of: (i) expiration of the last applicable BEMA Technology Patent Right covering a particular Product in a particular country or (ii) the first full calendar year following the calendar year in which generic versions of a particular Product have prescriptions filled for them in a particular country that exceed the number of prescriptions filled for the branded versions of such Product sold by or on behalf of Company, its Affiliates, or sublicensees or distributors of any of the foregoing in such country in such calendar year. For purposes of this Section 6.6.8, a “generic version” shall not include an “authorized generic” or any pharmaceutical product sold by or on behalf of BDSI, its Affiliates, or sublicensees or distributors with respect to, in either case, the relevant Product.

6.7    Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States dollars. The US dollar equivalent of Net Sales incurred in a currency other than U.S. Dollars shall be calculated using the methodology set forth in any license, strategic or collaborative partnership agreement with a third party generating such sales, or otherwise using the average of the spot rate (the “Closing mid-point rates” found in the “Dollar spot forward against the Dollar” table published by The Financial Times, or any other publication agreed to by the Parties) prevailing during the calendar quarter of the applicable royalty payment.

6.8    Payments. All payments under this Agreement shall be made on or before the due date by electronic transfer in immediately available funds to the respective account designated in writing by Company at least two (2) Business Days before the payment is due. Company shall notify CDC’s treasurer, or such other CDC representative as CDC’s treasurer shall designate in writing, by facsimile transmission as to the date and amount of any payment that Company shall make at least two (2) Business Days prior to such transfer. All payments under this Agreement shall bear interest from the date due until paid at a rate equal to the lesser of (a) *** (***%) per month or (b) the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

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6.9    Books and Records. Company shall keep comprehensive books and records relating to this Agreement in accordance with GAAP. Such books and records shall document all gross sales, Net Sales, authorized expenses incurred or paid and any other costs incurred or revenues earned relating to this Agreement and include all information subject to audit pursuant to Section 6.10. All such books and records shall be maintained for three (3) years following the relevant year or such longer period as is required by Law.

6.10    Audits. These audit and adjustment provisions apply with respect to all payments due or owing pursuant to this Agreement. CDC shall have the right to have the applicable books and records of Company audited under appropriate confidentiality provisions for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations under this Agreement. Any such audit shall be conducted no more than once each year, and upon at least twenty (20) Business Days’ advance notice during normal business hours and in a manner that does not interfere unreasonably with the business of Company. The results of any such audit shall be delivered in writing to each Party. Any underpayment or overbilling determined by such audit shall promptly be paid or refunded by Company. If Company has underpaid or overbilled amounts due under this Agreement by more than *** (***%) over any reporting period, Company shall also reimburse CDC for the cost of such audit (with the cost of the audit to be paid by CDC in all other cases), plus interest in accordance with Section 6.8, from the date of any such underpayment or overpayment.

6.11    Consistent Treatment of Transaction by the Parties. It is the intent of the Parties that, for federal, state and local tax (including sales and use taxes) purposes and commercial and bankruptcy law purposes, that (a) CDC was treated as the legal and beneficial owner of the Program Data during the period commencing on the Original Effective Date and ending on initial Approval of the Product, entitled to any and all benefits of ownership, (b) the Development Program was performed by Company on behalf of CDC pursuant to the Development Program, and (c) the license pursuant to Section 5.3.1 of the Original Agreement upon receipt of initial Approval of the Product shall be treated as a sale of the Program Data by CDC to Company. Nevertheless, Company acknowledges and agrees that CDC has not made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of this Agreement, and that Company has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning this Agreement and the accounting, tax, financial and legal consequences of the transactions contemplated herein.

6.12    Non-Compete. During the term of this Agreement, Company agrees that it will not, and will cause its Affiliates to not, develop, manufacture, market or sell a Competing Product throughout the world.

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ARTICLE 7

CONFIDENTIAL INFORMATION

7.1    Treatment of Confidential Information. During the term of this Agreement and for five (5) years thereafter, each Party shall maintain Confidential Information (as defined in Section 7.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for employees, agents and advisors under obligations of confidentiality) or use it for any purpose other than in connection with the development, manufacture, marketing, promotion, distribution or sale of the Products as provided in this Agreement or for tax or accounting purposes, and each Party agrees to exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, licensees, auditors or agents, which reasonable efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information.

7.2    Confidential Information. “Confidential Information” means all trade secrets or other proprietary information, including without limitation any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s technology, products, business or objectives or regarding the Products, which is disclosed by a Party to the other Party. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

7.2.1    was known by the receiving Party prior to its date of disclosure to the receiving Party as shown by the receiving Party’s written records; or

7.2.2    either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party, with no obligation of confidentiality, by third parties not in violation of any obligation to the other Party; or

7.2.3    either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

7.2.4    is independently developed by or for the receiving Party without reference to, reliance upon or benefit of the Confidential Information as demonstrated by contemporaneous written records of the receiving Party; or

7.2.5    is required to be disclosed by the receiving Party to comply with applicable securities and other Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the receiving Party provides prior notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

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7.3    Confidentiality of this Agreement. The material financial terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this ARTICLE 7.

7.4    Registration and Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the US Securities and Exchange Commission, or the US Federal Trade Commission, in accordance with applicable Laws, such Party shall inform the other Party thereof. Should either Party be required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall agree in advance on which provisions of this Agreement they will request confidential treatment of. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

7.5    Press Releases and Other Disclosures. No press release or other public announcement concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party hereto, without first obtaining the written approval of the other Party. Once any public announcement or disclosure has been approved in accordance with this Section 7.5, then either Party may appropriately communicate information contained in such permitted announcement or disclosure. Notwithstanding the foregoing provisions of this ARTICLE 7 Company may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by Company, by applicable Law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a competent court and (b) disclose the existence and terms of this Agreement under obligations of confidentiality to auditors, legal counsel and investment bankers in connection with exploring the issuance of securities in a public transaction; provided, however, that before making any such disclosure, prior written notice is given to CDC together with a description of the disclosure that is intended to be made and the party or parties to whom such disclosure shall be made. Notwithstanding the foregoing provisions of this ARTICLE 7, CDC may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the CDC, by applicable Law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a competent court and (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, auditors, advisors, contractors and investors and to potential agents, auditors, advisors, contractors and investors (including any assignee or purchaser of any rights hereunder) in connection with such CDC’s activities hereunder and in connection with such Party’s financing activities.

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ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1    Mutual Representations and Warranties. Company and CDC each represents and warrants that:

8.1.1    Such Party (a) is duly organized, validly existing, and in good standing under the Laws of its incorporation; (b) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (d) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; and (e) is in compliance with its charter documents;

8.1.2    The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the charter documents of such Party; (d) will not, to the best of such Party’s knowledge, violate any law or regulation or any order or decree of any court of governmental instrumentality; (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound;

8.1.3    This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies; and

8.1.4    All of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring assignment to such Party of all inventions made

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by such individuals during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential such Party’s Confidential Information, as well as the Confidential Information of Persons doing business with such Party that such individuals may receive during the course of and as the result of their association with such Party, to the extent required to support such Party’s obligations under this Agreement.

8.2    Company’s Representations. Company hereby represents, warrants and covenants as follows:

8.2.1    There is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the knowledge of Company, threatened, that would have a material adverse effect on the ability of Company to carry out its obligations under this Agreement; and

8.2.2    Intentionally deleted.

8.2.3    Company has not previously granted and will not grant any rights inconsistent with the rights and licenses granted herein;

8.2.4    as of the Original Effective Date, Company provided to CDC all requested documents in its files for, as well as all other information, to its knowledge, that was, as of the Original Effective Date, material to, the Company Intellectual Property, the Compound, Product and the BEMA Technology, including without limitation, any information that, as of the Original Effective Date, related to the patentability or validity of the Company Patent Rights existing as of such date (the “Original Company Patent Rights”);

8.2.5    to the best of Company’s knowledge, as of the Original Effective Date, (i) the Original Company Patent Rights were valid and enforceable and (ii) there were no Patent Rights or similar intellectual property rights of a third party that the manufacture, use or sale of Product would infringe;

8.2.6    as of the Effective Date, the Company holds good title to and is the legal and beneficial owner of the Company Patent Rights, free and clear of all liens, security interests, charges and other encumbrances of any kind (other than unilateral creditor filings with respect to which this representation shall be made to the best of Company’s knowledge), other than as set forth in certain licenses granted thereunder with respect to Products and certain other products;

8.2.7    as of the Original Effective Date, there were no pending claims, judgments or settlements against or owed by Company pending with respect to the Company Intellectual Property, and, Company had not previously received written notice of any threatened claims or litigation seeking to invalidate the Original Company Patent Rights. During the term of this Agreement, Company shall promptly notify CDC in writing upon learning of any such actual or threatened claim, judgment or settlement;

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8.2.8    as of the Original Effective Date, (i) there were no inquiries, actions or other proceedings pending before or, to the best of Company’s knowledge, threatened by any Governmental Authority or other government agency with respect to Product or any facility where Product is manufactured and (ii) Company had not received written notice threatening any such inquiry, action or other proceeding. As of the Original Effective Date, (i) there were no investigations pending before or, to the best of Company’s knowledge, threatened by any Governmental Authority or other government agency with respect to Product or any facility where Product is manufactured and (ii) Company had not received written notice threatening any such investigation. During the term of this Agreement, Company shall promptly notify CDC in writing upon learning of any such actual or threatened investigation, inquiry or proceeding;

8.2.9    to the best of Company’s knowledge as of the Original Effective Date, the making, using or selling of Product would not, as of the Original Effective Date, infringe the Patent Rights of any third party, and Company had no knowledge as of the Original Effective Date that any third party was infringing any of the Original Company Patent Rights;

8.2.10    as of the Original Effective Date, the development and manufacture of Product has been conducted by Company and its Affiliates and subcontractors in compliance in all material respects with all applicable Laws and, as of the Original Effective Date, neither Company nor its Affiliates nor subcontractors had received any notice in writing, or otherwise has knowledge of any facts, which had, or reasonably should have, led Company to believe that any of the INDs relating to Product were not currently in good standing with, the FDA;

8.2.11    as of the Original Effective Date, Company had conducted all aspects of its drug research and development activities relating to the Compound and/or Product and/or BEMA Technology in compliance with all applicable Laws, including, but not limited to, the provisions of the Act, including the regulations issued thereunder, and applicable cGMPs as they relate to processing or preparation of clinical trial materials. To the Company’s knowledge as of the Original Effective Date, it was not, as of the Original Effective Date, the subject of any investigation by a Governmental Authority, nor had any investigation, prosecution, or other enforcement action been threatened by a Governmental Authority. As of the Original Effective Date, the Company had not received from a Governmental Authority any letter or other document asserting that the Company has violated any statute or regulation enforced by such agency;

8.2.12    To the Company’s knowledge as of the Original Effective Date, research involving human subjects conducted by or for the Company as of the Original Effective Date had (i) been conducted in compliance with all applicable federal, state, and foreign statutes and

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regulations governing the protection of human subjects and (ii) not involved any investigator who has been disqualified as a clinical investigator by the FDA or any other agency or has been found by any agency with jurisdiction to have engaged in scientific misconduct. As of the Original Effective Date, the Company had conducted its clinical investigations in accordance with relevant study protocols and Institutional Review Board approvals and requirements, if applicable, had properly supervised use of the treatment drugs throughout the course of all studies, and had ensured that informed patient consent is obtained where appropriate, consistent with the applicable requirements of 21 C.F.R. Part 50 and any state law requirements;

8.2.13    As of the Original Effective Date, the Company had provided complete and accurate information concerning costs and expenses of its clinical trials in connection with any claims for federal, state, or private third party reimbursement associated with such clinical trials;

8.2.14    As of the Original Effective Date, Company had never been and was not currently debarred by the FDA pursuant to 21 U.S.C. §335(a) or (b) (“Debarred Entity”) and Company agrees that, since the Original Effective Date, it has not and will not obtain advice or assistance from any individual debarred pursuant to 21 U.S.C. §335(a) or (b). As of the Original Effective Date, Company had no knowledge of any circumstances that may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against, it or any person or entity with which it is associated or that provides services to Company, and Company will immediately notify CDC if it becomes aware of any such circumstances during the term of this Agreement;

8.2.15    Company had, up to and including the Original Effective Date, endeavored in good faith to furnish CDC with all material information concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of Products or any other information received from or provided to a Governmental Authority with respect to the Products;

8.2.16    The Arius Two License (ROW) and Arius Two License (NA) (collectively the “Company Agreements”) are in full force and effect. Company shall not, without the prior written approval of CDC: (i) amend any provision of a Company Agreement in any manner that would have an adverse effect on CDC’s rights under this Agreement or (ii) terminate, or make any election or exercise any right or option to terminate, in whole or in part any Company Agreement in any manner that would adversely affect Company’s or CDC’s rights with respect to any Product or CDC’s rights under this Agreement.

8.2.17    Intentionally deleted.

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8.2.18    Company has the lawful right and/or license to use the BEMA Technology, including, without limitation, in connection with the development, manufacture, marketing, distribution, sale and commercialization of the Product.

8.2.19    Intentionally deleted.

8.2.20    Company has repaid all loans made by QLT pursuant to the QLT Agreements, the QLT Security Interests have terminated, and QLT has no remaining rights under the QLT Agreements to acquire or be assigned the Arius Two License (ROW), Arius Two License (NA), any Company Intellectual Property, or any other assets of the Company.

8.3    CDC’s Representations. CDC hereby represents and warrants that (i) there is no claim or demand of any person or entity pertaining to, or any proceeding which is pending or, to the knowledge of CDC, threatened, that would have a material adverse effect on the ability of CDC to carry out its obligations under this Agreement, (ii) Athyrium is a party to this Agreement for all purposes required under any agreements or arrangements between Athyrium and CDC or any Affiliate thereof, (iii) no consent, waiver, agreement, or approval of Athyrium is required for the execution or performance of this Agreement, except any such consent, waiver, agreement, or approval that CDC has obtained prior to the execution hereof, and (iv) neither the execution nor performance of this Agreement by CDC does or will violate, breach, or constitute a default under any agreements or arrangements between Athyrium and CDC or any Affiliate thereof.

8.4    Covenants of CDC. Subject to Section 11.9, during the term of this Agreement, CDC, without the prior written consent of Company, such consent not to be unreasonably withheld, shall not sell, license, encumber or otherwise transfer to a third party any of CDC’s assets related to Company, Product or the Program Data.

8.5    Covenants of Company.

8.5.1    Except with respect to, and as set forth in, sublicenses granted by Company in accordance with the provisions of this Agreement, during the term of this Agreement, Company, without the prior written consent of CDC, shall not sell, license, encumber or otherwise transfer to a third party any of the Company Intellectual Property, the NDA for the Product, or Company’s ownership or other proprietary rights in the Product, or otherwise grant any third party any rights to market, sell, develop or otherwise commercialize the Product.

8.5.2    Intentionally deleted.

8.6    Intentionally deleted.

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8.7    Accounting. The Company shall account for the transactions contemplated herein as a licensing transaction.

ARTICLE 9

INDEMNIFICATION

9.1    Indemnification by Company. Company agrees to defend CDC and its Affiliates at Company’s cost and expense, and will indemnify and hold CDC and its Affiliates and their respective directors, officers, employees and agents, including, without limitation, CDC’s representatives on the Development Committee (the “CDC Indemnified Parties”) harmless from and against all Claims of third parties, and all associated Losses, based on or relating to (i) any breach by Company of any of its representations, warranties or obligations pursuant to this Agreement, (ii) Company’s negligence or misconduct in performing any of its obligations under this Agreement, or (iii) the development (including, without limitation, CDC’s participation in the Development Program), manufacture, use, sale or other disposition of Compound and/or Product and/or BEMA Technology; provided, however, that Company shall not be responsible for the indemnification or defense of any CDC Indemnified Party arising from any gross negligence or willful misconduct by any CDC Indemnified Party.

9.2    Procedure for Indemnification.

9.2.1    Notice. CDC will notify promptly Company if it becomes aware of a Claim (actual or potential) by any third party (a “Third Party Claim”) for which indemnification may be sought by CDC and will give such information with respect thereto as Company shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which a CDC Indemnified Party may seek an indemnity under Section 9.1, the CDC Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify Company orally and in writing and Company and CDC Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. Company shall not be obligated to indemnify the CDC Indemnified Party to the extent any admission or statement made by the CDC Indemnified Party or any failure by such CDC Indemnified Party to notify Company of the claim materially prejudices the defense of such claim.

9.2.2    Defense of Claim. If Company elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided (i) it gives notice to the CDC Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the CDC Indemnified Party of the potentially indemnifiable Third Party Claim; (ii) the defense of such Third Party Claim by Company will not, in the reasonable judgment of the CDC Indemnified Party, have an adverse effect on the CDC Indemnified Party; (iii) Company has sufficient financial resources, in

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the reasonable judgment of the CDC Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iv) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (v) Company expressly agrees in writing that as between Company and the CDC Indemnified Party, Company may only satisfy and discharge the Third Party Claim in accordance with the provisions set forth in this Agreement (the conditions set forth in clauses (i) through (v) are collectively referred to as the “Litigation Conditions”); and provided further, that Company expressly agrees Company shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim. Subject to compliance with the Litigation Conditions, Company shall retain counsel reasonably acceptable to the CDC Indemnified Party (such acceptance not to be unreasonably withheld) to represent the CDC Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the CDC Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the CDC Indemnified Party. The CDC Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of Company which consent shall not be unreasonably withheld. The CDC Indemnified Party shall, if requested by Company, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by Company at the sole cost and expense of Company. Company shall not, without the written consent of the CDC Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of, or the entry of any judgment arising from, any pending or threatened proceeding in which the CDC Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the CDC Indemnified Party, which (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the CDC Indemnified Party a complete release from all liability in respect of such claims that are the subject matter of such proceeding, or (2) grants any injunctive or equitable relief, or (3) may reasonably be expected to have an adverse effect on the business of the CDC Indemnified Party. If the Litigation Conditions are not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense. In the event that at any time (A) the Litigation Conditions cease to be met or (B) Company fails to take reasonable steps necessary to defend diligently such Third Party Claim, the CDC Indemnified Party may assume its own defense, and Company shall be liable for all reasonable costs or expenses paid or incurred by the CDC Indemnified Party in connection with such defense.

9.3    Assumption of Defense. Notwithstanding anything to the contrary contained herein, a CDC Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the CDC Indemnified Party, upon written notice to Company pursuant to this Section 9.3, in which case Company shall be relieved of liability under Section 9.1, as applicable, solely for such Third Party Claim and related Losses.

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9.4    No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 9.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS.

9.5    Insurance. Company agrees to maintain insurance coverage or self-insure in commercially reasonable amounts for compensation for subjects sustaining any injury resulting from enrollment in the clinical trials conducted under the Development Program and use of the Product.

9.6    Third Party Compensation for Lost Sales. In the event that Company receives compensation from a third party to compensate Company for lost Net Sales of the Product, Company shall pay CDC a royalty calculated in accordance with the applicable royalty rate provided under Section 6.6 multiplied by the amount of the compensation received from such third party to compensate Company for the lost Net Sales, less the expenses incurred by Company in connection with the enforcement of its Claims.

ARTICLE 10

TERM AND TERMINATION

10.1    Term. This Agreement shall be effective as of the Effective Date and shall continue in force until terminated as provided herein.

10.2    Termination for Breach. CDC may terminate this Agreement by notice to the Company if the Company is in default of any of its obligations hereunder, which default or defaults, in the aggregate, are material with respect to the transactions contemplated by this Agreement and (if susceptible of cure) fails to remedy such default(s) within thirty (30) days after notice thereof by CDC in the case of payment default(s) or sixty (60) days after notice thereof by CDC in the case of all other default(s), such notice in either case specifying in reasonable detail the nature of such default(s). CDC may also terminate this Agreement immediately upon any termination of any of the Company Agreements that is not permitted by Section 8.2.16.

10.3    Termination for Reasons of Insolvency or Termination of Business Activities. CDC shall be entitled to terminate this Agreement if the Company becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is

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named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised within sixty (60) days following the date as of which CDC receives knowledge of such insolvency or termination of business activities by the Company, by giving the Company written notice, if such petition or proceeding is not dismissed within such sixty (60) day period.

10.4    Intentionally deleted.

10.4.1    Intentionally deleted.

10.4.2    Intentionally deleted.

10.4.3    Intentionally deleted.

10.4.4    Intentionally deleted.

10.4.5    Intentionally deleted.

10.5    Effect of Termination by CDC. In the event that this Agreement is terminated by CDC pursuant to Sections 10.2 or 10.3, the following shall occur:

10.5.1    Return of Materials. Company shall, at its sole expense, promptly transfer to CDC copies of all data, reports, records and materials in its possession or control that relate to the Product and return to CDC, or destroy at CDC’s request, all relevant records and materials in its possession or control containing Confidential Information of CDC (provided that Company may keep one copy of such Confidential Information of CDC for archival purposes only);

10.5.2    Transfer of Regulatory Filings and Company Know-How. Company shall, at its sole expense, transfer to CDC, or shall cause its designee(s) to transfer to CDC, ownership of all regulatory filings made or filed for Product, including, without limitation, any and all NDAs and related to the Product. Company shall transfer to CDC the physical embodiment of Company Know-How;

10.5.3    License Rights. Company shall grant to CDC an exclusive (even as to Company and its Affiliates) worldwide right and license, with the right to sublicense, under the Company Intellectual Property to make, have made, develop, manufacture, use, sell, offer for sale, and have sold Compound and/or Product on an exclusive, royalty-free basis. Any licenses granted by CDC to Company hereunder shall terminate, including, without limitation, licenses and rights to the Program Data, and Company shall have no further rights to use or reference in any way such Program Data;

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10.5.4    Assignment of Rights in the Trademark and Promotional Material. To the extent there are any Product-specific trademarks or Product-specific promotional materials associated with the Product, Company shall, at its own expense, assign to CDC any rights it may have in such trademark and/or promotional materials (other than Company’s rights to trademarks or materials that are not Product-specific), and such trademark and rights in the promotional materials shall be owned by CDC;

10.5.5    Manufacturing. For Product then being manufactured by or on behalf of Company, if any, the Parties shall, at CDC’s sole discretion, (a) negotiate, in good faith, a supply agreement for Product on commercially reasonable terms, or (b) transfer any required technology to CDC or its designee to enable CDC or such designee to manufacture Product; provided that, in any event, Company shall ensure, for up to two (2) years, that CDC has a continuous and uninterrupted supply of Product until such supply agreement or transition is accomplished;

10.5.6    Clinical Supplies. Company shall transfer to CDC all clinical supplies of Product in Company’s inventory; and

10.5.7    Transition During Notice Period. During the notice periods required pursuant to Sections 10.2 or 10.3, Company shall be obligated to maintain its Commercially Reasonable Efforts to develop and undertake all reasonable efforts to transition any such activities to CDC to enable CDC to continue the development of Product after such applicable notice period. Additionally, Company shall make its personnel available to CDC to answer any questions regarding Product or the clinical trials and to otherwise assist with the transition.

10.5.8    Intentionally deleted.

10.6    Intentionally deleted.

10.6.1    Intentionally deleted.

10.6.2    Intentionally deleted.

10.6.3    Intentionally deleted.

10.6.4    Intentionally deleted.

10.7    Intentionally deleted.

10.8    Accrued Rights; Surviving Obligations. Notwithstanding any termination or expiration of this Agreement, neither Party shall be relieved of any obligations incurred prior to such termination or expiration, including without limitation payment obligations accrued prior to such termination. The following provisions will survive termination or expiration of this

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Agreement: Section 6.9, Section 6.10, ARTICLE 7, Section 8.1, Section 8.2, Section 8.3, ARTICLE 9, Section 10.5, this Section 10.8 and ARTICLE 11. Upon any termination or expiration of this Agreement each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of such other Party.

ARTICLE 11

MISCELLANEOUS

11.1    Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

11.2    Dispute Resolution.

11.2.1    Dispute Resolution Process. The Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of this Agreement. Therefore, the Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis that takes into account the precise subject and nature of the dispute. If the Parties have a dispute or claim arising under this Agreement, then the matter shall be referred to the senior officers or their designees for review and an attempted resolution. The officers shall confer and attempt to reach a mutual resolution of the issue.

11.2.2    Agreement to Settle Disputes by Arbitration. If the dispute cannot be resolved by the Parties’ respective senior officers (or their designees) pursuant Section 11.2.1 within fifteen (15) days after the dispute has been so referred, then, at the request through notice of either Company or CDC, any controversy or claim arising between the Parties and related to or arising out of the construction, interpretation, or enforcement of any term or condition of this Agreement or any transaction hereunder (including the decision to enter into this Agreement), shall be submitted to arbitration. Such arbitration shall be conducted in New York, New York, and in either case shall be conducted in accordance with the applicable Rules of the American Arbitration Association in effect on the date of such controversy or claim.

11.2.3    Appointment of Arbitrators. Within thirty (30) days after the delivery pursuant to Section 11.2.2 of a notice of request for arbitration, Company and CDC shall each appoint one independent person as an arbitrator to hear and determine the dispute. The two persons so chosen shall by agreement select a third, impartial arbitrator, which selection shall be final and conclusive upon both Parties. Each arbitrator shall be experienced in international and domestic manufacturing and distribution of products similar to Product. If either Party fails to designate its arbitrator within sixty (60) days after the notice of arbitration is received, then the arbitrator designated by the one Party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the dispute.

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11.2.4    Arbitrators’ Powers. The arbitrators shall have all the powers of a State or Federal Court located at the site of the arbitration, including the power to order specific enforcement of this Agreement and to order the production of relevant and non-privileged documents by one Party for inspection and duplication by the other Party prior to the arbitration hearing; provided that notwithstanding the foregoing, the arbitrators shall be bound by this Agreement with regard to the restriction on consequential, incidental, and punitive damages as set forth in this Agreement.

11.2.5    Discovery. The arbitrators prior to the hearing shall grant discovery pursuant to the intendment of the Federal Rules of Civil Procedure, and as the arbitrators determine to be appropriate under the circumstances.

11.2.6    Protective Order. In the event of arbitration and at the request of either Company or CDC, in order to protect Confidential Information and any other matter that either Party would normally not reveal to third parties, the arbitrators shall enter a protective order in such form as the Parties shall stipulate or as the arbitrators shall determine is suitable. Among other things, the protective order shall stipulate that the arbitrators themselves shall receive any information designated by either Party as “confidential” solely for purposes of assessing the facts and law for purposes of the arbitration, and shall not otherwise use or disclose such matter. At the request of either Party, the protective order shall be entered as an award of the arbitration panel and shall enable either Party to obtain the assistance of a court of competent jurisdiction to enter equitable decrees or other relief to enforce the provisions of the order as if it had been entered by that court.

11.2.7    Effect of Decision. The decision of the arbitrators shall state the reason for the award and shall be final, binding and conclusive upon the Parties. The Parties shall comply with such decision in good faith as if it were a final decision of a court. Judgment upon the award shall be entered in any court of competent jurisdiction. Any award made in connection with any arbitration shall be made in United States Dollars.

11.2.8    Rights of Third Parties. Notwithstanding the agreement to arbitrate any dispute between Company and CDC, in the event that a controversy or claim between Company and CDC involves an adjudication of the rights of a third party, and that third party does not agree to submit to arbitration and would under Rule 19(a) of the Federal Rules of Civil Procedure, if feasible, be joined as an indispensable party, then the dispute shall be brought to, and determined by, a court of the competent jurisdiction.

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11.2.9    Interim Relief. Upon the application of either Party to this Agreement, regardless of whether the time periods have been exhausted in Section 11.2.1 and 11.2.2 and whether or not an arbitration, mediation or attempt to settle amicably has yet been initiated, all courts having jurisdiction over one or more of the Parties are authorized to: (a) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a Party’s interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (b) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a Party’s interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement.

11.3    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

11.4    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address below and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Company shall be addressed to:

BioDelivery Sciences International, Inc.

4131 Parklake Avenue

Suite 225

Raleigh, North Carolina 27612

Facsimile: 919-582-9051

Attention: Mark A. Sirgo, Pharm.D.

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with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, NC 27607

Attention: Larry E. Robbins

Notices to CDC shall be addressed to:

Clinical Development Capital LLC

47 Hulfish Street, Suite 310

Princeton, NJ 08542

Facsimile: 609-683-5787

Attention: Chief Financial Officer, and

                                    David R. Ramsay

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

Facsimile: 609.919.6701

Attention: Denis Segota, Esq.

Either Party may change its address by giving notice to the other Party in the manner provided above.

11.5    Entire Agreement. This Agreement (including Schedules) contains the complete understanding of the Parties with respect to the subject matter herein and supersedes all prior understandings and writings relating to such subject matter. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Company and CDC.

11.6    Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

11.7    Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

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11.8    Expenses. Subject to the limitations contained in this Agreement, the Company shall pay, and save CDC harmless from all liability for the payment of: (i) all costs and other expenses incurred in connection with the Company’s performance of, and compliance with the terms and conditions of this Agreement, and the documents entered into in connection herewith and any and all amendments thereto and (ii) all costs incurred by CDC in enforcing its rights hereunder.

11.9    Assignment. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations hereunder or to Product may be assigned by either Party without the prior consent of the other Party, such consent not to be unreasonably withheld; provided, however, that: (i) either Party may assign this Agreement upon a Change of Control of such Party without the consent of the other Party; and (ii) CDC may provide a security interest in CDC’s interest in Product, Program Data and/or Company Intellectual Property to its lenders and may, subject to the terms and conditions of this Agreement, assign this Agreement, whether in whole or in part, in connection with the sale or other transfer of its right to receive payments under this Agreement without any further required consent. Any attempted assignment in violation hereof shall be void.

11.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including without limitation, any successor or assignee of the Company Intellectual Property, who shall be bound by the obligations of Company in this Agreement.

11.11    Counterparts; Facsimile Signatures. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

11.12    Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of either Party. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

11.13    Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation

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or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date, and Athryium hereby consents and agrees to this Agreement.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
	Name:	Mark A. Sirgo
	Title:	President and CEO

ARIUS PHARMACEUTICALS, INC.

By:	/s/ Mark A. Sirgo
	Name:	Mark A. Sirgo
	Title:	President and CEO

ARIUS TWO, INC.

By:	/s/ Mark A. Sirgo
	Name:	Mark A. Sirgo
	Title:	President and CEO

CDC V, LLC

By:	/s/ David Ramsay
	Name:	David Ramsay
	Title:	Authorized Signatory

NB ATHYRIUM LLC

By its managing member, NB SOF II Holdings (D) LP
By its general partner, NB Secondary Opportunities Associates II LP
By its general partner, NB Secondary Opportunities Associates II GP LLC

By:	/s/ Christain Neira
Name:	Christain Neira
Title:	Authorized Signatory

SIGNATURE PAGE TO

AMENDED AND RESTATED CLINICAL DEVELOPMENT AND LICENSE AGREEMENT

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SCHEDULE 1.22

COMPANY PATENT RIGHTS

Country	Application Number	Filing Date	Patent Number	Issue Date
US	15/198961	6/30/2016
US	09/144827	9/1/1998	6159498	12/12/2000
US	11/069089	3/1/2005	7579019	8/25/2009
US	14/875107	10/5/2015
BR	PI0714712-0	1/21/2009
CA	2658585	1/20/2009	2658585	3/1/2011
JP	2009-520865	1/20/2009	5448814	1/10/2014
MX	MX/a/2009/000745	1/20/2009	297332	3/22/2012
NO	20090278	1/19/2009
NZ	574361	1/22/2009	574361	6/5/2012
RU	2009106177	2/24/2009	2504377	1/20/2014
SG	200900216-3	1/13/2009	149359	8/15/2011
EP	16163659.2	4/4/2016
AU	2011205222	8/9/2011	2011205222	6/12/2014
NZ	594545	8/10/2011	594545	3/22/2013
IN	7156/CHENP/2011	10/3/2011
KR	10-2012-7018611	7/16/2012	1329496	11/7/2013
IL	220722	7/2/2012
RU	2013141051	9/6/2013
CN	201310524341.4	10/23/2013	ZL 2013105243414	4/13/2016
AE	875/2014	8/18/2014
HK	14106983.0	7/9/2014
AT	97910117.7	10/16/1997	973497	12/11/2002
BE	97 91 0117.7	10/16/1997	973497	12/11/2002
CH	97 91 0117.7	10/16/1997	973497	12/11/2002
DK	97 91 0117.7	10/16/1997	973497	12/11/2002
EP	97910117.7	10/16/1997	973497	12/11/2002
ES	97 91 0117.7	10/16/1997	973497	12/11/2002
FR	97 91 0117.7	10/16/1997	973497	12/11/2002
GB	97 91 0117.7	10/16/1997	973497	12/11/2002
GR	97 91 0117.7	10/16/1997	973497	12/11/2002
IE	97 91 0117.7	10/16/1997	973497	12/11/2002
IT	97 91 0117.7	10/16/1997	973497	12/11/2002
NL	97 91 0117.7	10/16/1997	973497	12/11/2002
SE	97 91 0117.7	10/16/1997	973497	12/11/2002

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SCHEDULE 1.75

CDC CONSENTS

BEMA Acquisition Consent, Amendment, and Waiver, dated August 2, 2006, between BioDelivery, Subsidiary, Arius Two, and CDC.

Letter agreement, dated August 2, 2006, between CDC, BioDelivery, Subsidiary, and Arius Two.

Sublicensing Consent and Amendment, dated August 2, 2006, between BioDelivery, Subsidiary, and CDC.

BEMA Acquisition Consent, Amendment, and Waiver, dated September 5, 2007, between BioDelivery, Subsidiary, Arius Two, and CDC.

Letter agreement, dated September 5, 2007, between CDC, BioDelivery, Subsidiary, and Arius Two.

Sublicensing Consent and Amendment, dated September 5, 2007, between BioDelivery, Subsidiary, CDC, and Meda.

Consent Agreement, dated January 2, 2009, between CDC, BDSI, Subsidiary, and Meda.

Sublicensing Consent and Amendment, May 26, 2010, between BioDelivery, Subsidiary, Athyrium, and CDC.

Sublicensing Consent and Amendment, dated October 4, 2010, between BioDelivery, Subsidiary, Athyrium, and CDC.

Consent Agreement, dated January 23, 2015, between Investors, BDSI, Subsidiary, and Meda.

Sublicensing Consent and Amendment between BioDelivery, Subsidiary, Athyrium, and CDC dated May 11, 2016.